AGREEMENT

This agreement is made and entered into as of January 29, 2010, by and between Xfone, Inc., whose principal executive offices are at 5307 W Loop 289, Lubbock, TX 79414, U.S. (“Xfone”), and Abraham Keinan, whose address is at 4 Wycombe Gardens, London NW11 8AL, UK (“Abraham”).

RECITALS

WHEREAS, on March 28, 2007, Xfone and Abraham entered into a consulting agreement (the “Consulting Agreement”) pursuant to which, among others, Abraham is entitled to receive from Xfone monthly fees and an appropriate severance package; and

WHEREAS, on January 29, 2010, Xfone, Abraham and AMIT K LTD (a company owned and controlled by Abraham) (“AMIT”) entered into an agreement (the “Purchase Agreement”) pursuant to which Abraham, through AMIT, shall purchase from Xfone the UK Subsidiaries (as that term is defined in the Purchase Agreement) (the “Transaction”); and

WHEREAS, subject to and upon the consummation of the Transaction, Xfone and Abraham wish to terminate the Consulting Agreement.

NOW, THEREFORE, in consideration of the above premises and the respective representations, warranties, agreements and conditions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (each, a “Party” and collectively the “Parties”), intending to be legally bound, hereby agree as follows:

1.	Termination of the Consulting Agreement. Subject to and upon the consummation of the Transaction:

a.	The Consulting Agreement, including Abraham’s right to enter into a severance agreement, shall be terminated.

b.	Abraham waives the monthly fees and the appropriate severance package due to Abraham pursuant to the Consulting Agreement.

c.
Xfone shall pay to Abraham two months' fees which are unpaid and due to Abraham as of the date of this Agreement pursuant to the Consulting Agreement, in an aggregate amount of £32,000, as well as any additional monthly fees due to Abraham and unpaid as of the consummation of the Transaction under the Consulting Agreement.

2.
Abraham's Directorship.  Upon the consummation of the Transaction and for as long as Abraham remains a director of Xfone, Abraham shall be deemed a non-independent director and shall not be entitled to any compensation in connection with his directorship.

3.
Release and Discharge of Actions and Claims. Unless otherwise agreed upon in this Agreement, each Party releases and discharges the other Party, including its subsidiaries, directors, officers, affiliates, employees, attorneys, successors and assigns, of and from any and all manner of action and actions, causes and causes of action, claims, controversies, contracts, torts, debts, damages or demands whatsoever, that it has had, now has, or may in the future have, arising out of or related to the Consulting Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

  /s/ Guy Nissenson
Xfone, Inc.

/s/ Abraham Keinan
Abraham Keinan